Exhibit (a)(1)(V)

CEMEX Reasons to Accept 1 All Rinker directors recommend that you ACCEPT CEMEX's Offer, and have decided to accept the Offer in respect of their own Rinker shares 1 2 Rinker's major shareholder, Perpetual, who held approximately 10% 2 of Rinker, has accepted CEMEX's Offer 3 You will receive a 45% 3 premium and full value for your Rinker shares 4 You will receive the announced Rinker dividend of A$0.25 regardless of when you accept the Offer 4 5 CEMEX's Offer is within the Independent Expert's valuation range 6 There is no reason to delay your acceptance, the Offer has been declared final and cannot legally be increased 5 7 If CEMEX acquires over 50% but less than 100% of Rinker and you do not accept, then you will become a minority shareholder in Rinker.  Changes under CEMEX management may include a lowering of Rinker's divident payout ratio 8 If the CEMEX Offer does not succeed, Rinker's share price is likely to fall THE OFFER HAS BEEN RECOMMENDED BY YOUR DIRECTORS ACCEPT NOW

How to Accept

- **To ACCEPT the CEMEX Offer for your Rinker Shares simply fill out the Acceptance Form and send it to:**
  Computershare Investor Services Pty Limited
  GPO Box 2237 Melbourne
  Victoria 8060 Australia
- **Part B of the Acceptance Form gives you 4 payment options**[6]
  - **Option 1:** You elect to receive US$15.85 for each of your Rinker Shares converted into, and paid to you in, Australian dollars
  - **Option 2:** You elect to receive a fixed amount of A$19.50 for each of your first 2,000 Rinker Shares (or for each of your Rinker Shares if you hold 2,000 shares or less), plus US$15.85 for each of your remaining Rinker Shares (if any) converted into, and paid to you in, Australian dollars
  - **Option 3:** You elect to receive US$15.85 for each of your Rinker Shares paid to you in US dollars
  - **Option 4:** You elect to receive a fixed amount of A$19.50 for each of your first 2,000 Rinker Shares (or for each of your Rinker Shares if you hold 2,000 shares or less), plus US$15.85 for each of your remaining Rinker Shares (if any) paid to you in US dollars

See the First Supplementary Bidder's Statement for details of the currency conversion process in relation to payments of the Offer consideration.

Please contact the CEMEX Offer Information Line if you require an Acceptance Form.

For details on how to accept the Offer for your Rinker ADSs, please refer to page 2 of the Sixth Supplementary Bidder's Statement.

CEMEX Offer Information Line

If you have any questions in relation to the Offer, please call the CEMEX Offer Information Line on the following numbers:

Within Australia:	1300 721 344 (local call)
Within the US:	(866) 244 1296 (for retail investors) or (212) 750 5833 (for banks and brokers)
Elsewhere:	+61 3 9415 4344

Please note that, to the extent required by the Corporations Act, calls to these numbers will be recorded.

1 In each case, in the absence of a superior proposal.
2 Based on Perpetual's most recent substantial holding notice, as filed with ASX on 18 August 2006.
3 Currency conversions based on Reserve Bank Mid Point Rate of A$1.00 to US$0.8167 on 5 April 2007.
4 CEMEX has decided to waive its right to deduct the dividend amount from the Offer price and will not register the transfer of any shares accepted into the Offer until after 8 June 2007, to ensure that those shareholders who accept now will still receive the announced dividend.
5 In the absence of a superior proposal.
6 Notes:
(i) Any conversion of US dollars into Australian dollars will be done at an average of spot exchange rates during the calculation period. No fees on any conversion will be deducted by CEMEX during this process. For further information on how this average rate is calculated, please see the First Supplementary Bidder's Statement.
(ii) If you make a mistake and you choose more than one option or you do not choose any options, then your payment method will default to Option 3. However, if you are a Rinker Shareholder with a registered address in Australia, your payment method will default to Option 1.

RINKER BOARD RECOMMENDATION

"It is in the best interests of shareholders to **accept the increased CEMEX Offer**"

Rinker Chairman John Morschel,
10 April 2007

"... All Rinker directors intend to accept the higher offer for our own Rinker Shares ..."[5]

CEMEX CEMEX Australia Pty Ltd ACN 122 401 405 a wholly owned subsidiary of CEMEX, S.A.B. de C.V. Supplementary Bidder’s Statement This is a supplementary bidders statement under section 643 of the Corporations Act. It also contains a combined notice under sections 630(2) and 650D of the Corporations Act. It is the eighth supplementary bidder’s statement issued by CEMEX Australia Pty Limited (Bidder) in relation to its off-market takeover bid for Rinker Group Limited (Rinker). This document (Statement) supplements the Bidder’s Statement dated 30 October 2006 (as previously supplemented by the First Supplementary Bidder’s Statement dated 8 December 2006, the Second Supplementary Bidder’s Statement dated 23 January 2007. the Third Supplementary Bidder’s Statement dated 22 March 2007, the Fourth Supplementary Bidder’s Statement dated 17 April 2007, the Fifth Supplementary Bidder’s Statement dated 18 April 2007, the Sixth Supplementary Bidder’s Statement dated 8 May 2007 and the Seventh Supplementary Bidder’s Statement dated 11 May 2007 (together, the Supplementary Statements)) issued by Bidder and is to be read together with the Bidder’s Statement and the Supplementary Statements. This Statement will prevail to the extent of any inconsistency with those documents. A copy of this Statement was lodged with ASIC on 30 May 2007. Neither ASIC nor any of its officers takes any responsibility for, the contents of this Statement. Words and phrases defined in the Bidder’s Statement and the Supplementary Statements have the same meaning in this Statement, unless the context requires otherwise. 1. Extension of Offer Period 1.1 Variation of Offer - extension of Offer Period Bidder gives notice that it varies the Offer by extending the Offer Period until 7.00pm (Sydney time) on 22 June 2007/5.00am (New York time) on 22 June 2007. This variation may have the effect of postponing, for more than one month, the time when Bidder must meet its obligations for Rinker Securityholders who have already accepted the Offer. As a result, under section 650E of the Corporations Act such Rinker Securityholders may withdraw their acceptance of the Offer by giving notice within one month beginning on the day after the day on which they first receive a copy of this Statement. Rinker Securityholders who withdraw their acceptance must return any consideration received for accepting the Offer. See Section 8.9 of the Bidder’s Statement for instructions on how to withdraw an acceptance of the Offer. If a Rinker Secuntyholder withdraws an acceptance of the Offer in this manner, Bidder must: • return to the Rinker Securityholder any documents that were sent to Bidder with the acceptance of the Offer within 14 days after the day it is given the withdrawal notice and any consideration is returned; and • in the case of CHESS Holdings of Rinker Shares, transmit to ASTC a Valid Message that authorises the release of those securities from the Offer Accepted Subposition in which the Holding has been reserved. (Words defined in the ASTC Settlement Rules have the same meaning when used in this Section, unless the context requires otherwise.) 1.2 New date for notice on the status of the Defeating Conditions Due to the extension of the Offer Period, the date for giving the notice on the status of the Defeating Conditions required by section 630(1) of the Corporations Act has changed from 31 May 2007 to 14 June 2007 (subject to variation in accordance with section 630(2) of the Corporations Act if the Offer Period is further extended). As at the date of this Statement, the only Defeating Condition of the Offer which has not been fulfilled or waived is the condition in Section 8.6(a) relating to 90% minimum acceptance. Bidder will waive this condition and declare the Offer unconditional if and when the number of Rinker Shares in which Bidder and its associates has a relevant interest represents more than 50% of the total number of Rinker Shares.

CEMEX 2. Other Material Information On 11 May 2007, Bidder lodged a Seventh Supplementary Bidder’s Statement with ASIC. The Seventh Supplementary Bidder’s Statement contained the following information: 2.1 Fixed Australian Dollar Option also available on compulsory acquisition Bidder will give you the right to elect to receive payment on the same terms as the Fixed Australian Dollar Option, as outlined in Section 1 of the Fifth Supplementary Bidder’s Statement, if your Rinker shares are acquired compulsorily. You will be given a notice which sets out the options available at the same time that a notice of compulsory acquisition is given to you. Accordingly, the Fifth Supplementary Bidder’s Statement is amended by deleting the last sentence of the answer to question 11 on page 5 and by replacing the penultimate sentence on page 20 with the sentence “The Fixed Australian Dollar Option will also be available to you if your Rinker shares are acquired compulsorily”. 2.2 Update on funding arrangements There has been a further change to the committed funding arrangements which does not affect Bidder s ability to provide the consideration offered under the Offer. CEMEX no longer proposes to partly source the necessary funds to be made available to Bidder to pay the Offer Amount (and costs associated with the Offer) from the US$1 billion Committed Facility, as outlined in Sections 2.2(a) and 2.3 of the Second Supplementary Bidder’s Statement. In lieu of the US$1 billion Committed Facility, CEMEX now proposes to partly source the necessary funds to be made available to Bidder to pay the Offer Amount (and costs associated with the Offer) from the US$1.2 billion Existing Committed Facility, as outlined in Sections 4.3 and 4.7 of the Bidder’s Statement, the entire amount of which has been reserved for this purpose. CEMEX therefore has cancelled the US$1 billion Committed Facility. On the basis of the arrangements described in Section 4 of the Bidder’s Statement (as supplemented by Section 4.1 of the First Supplementary Bidder’s Statement, Section 2 of the Second Supplementary Bidder’s Statement and this Section 2), Bidder and CEMEX believe that they have reasonable grounds for holding the view, and hold the view, that Bidder will be able to provide the consideration offered under the Offer. 3. Consent CEMEX has given, and has not before the date of this Statement withdrawn, its written consent to: (i) be named in this Statement in the form and context in which it has been named; and (ii) the inclusion of each statement it has made, and each statement which is said in this Statement to be based on a statement it has made, in the form and context in which the statements have been included. 4. Approval This Statement has been approved by a resolution passed by the directors of Bidder DATED 30 May 2007 SIGNED for and on behalf of CEMEX Australia Pty Ltd Hector Medina Director CEMEX Eighth Supplementary Bidder’s Statement